Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE

Karen M. L. Whelan	2:15 p.m. E.T.
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Comments on First Quarter Expectations

Richmond, VA, August 2, 2005 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation, announced at the Company’s Annual Meeting of Shareholders that management does not expect earnings for the first quarter of fiscal year 2006 to compare favorably to those of the prior year. Noting that first quarter results would be announced after market close on August 8, he cited several factors that are affecting the Company’s operations, some of which could affect results for subsequent quarters. Last year’s first quarter included significant shipments of oriental tobacco that were carried over from the previous year. In addition, the volume of blended strips processed in Italy was much lower than that of last year. Finally, the large, poor quality, flue-cured crop in Brazil combined with the stronger local currency there has created difficult market conditions.

Mr. King also noted that in fiscal year 2006 the Company will face a number of challenges, including the difficult market conditions in Brazil, an imbalance of certain types of flue-cured tobacco, depressed economic conditions in Europe that could affect the lumber and building products segment, continuing costs of compliance with the Sarbanes-Oxley Act, higher interest costs, and a high corporate tax rate. To address the difficult operating environment that the Company expects in 2006, management plans to focus on improving customer service, to implement a project to reduce corporate overhead by $9 million, and to strengthen its balance sheet. On a positive note, Universal’s African crop expansion program is producing larger quantities of good quality leaf, which should begin to benefit earnings from this important region.

Universal Corporation (NYSE:UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended March 31, 2005, were approximately $3.3 billion. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on important factors that could cause actual results to differ from expectations, see the section “Factors That May Affect Future Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, and Notes to the Consolidated Financial Statements in Item 8, of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005. The full text of Mr. King’s remarks can be found on the Company’s website at www.universalcorp.com.

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